Exhibit 99:

PRESS RELEASE

FOR IMMEDIATE RELEASE

Southern Community Financial Corporation
Reports Earnings per Share up 9.1% for the Three Months Ended September 30, 2004.
Total Assets of $1.2 Billion.

     Winston-Salem, North Carolina, October 27, 2004 – Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and nine month periods ended September 30, 2004. The Company completed the acquisition of The Community Bank in the first quarter of 2004, which has provided much of the year-over-year growth. For the 3rd quarter ended September 30, 2004, the Company reported net income of $2.1 million up 104.9% from $1.03 million in the year ago period. Earnings per share increased 9.1% to $0.12 per diluted share as compared to $0.11 per diluted share for the 3rd quarter of 2003. As for the nine month period ended September 30, 2004, net income rose to $5.7 million an increase of 103.4% from $2.8 million for the same nine month period in 2003. On a diluted per share basis, the Company reported $0.33 as opposed to $0.31 for the nine month period ended September 30, 2003, up 6.5%.

     Significant milestones achieved during 2004:

F	Completed the acquisition of The Community Bank raising assets to over $1 billion and increasing the number of banking offices to 18;

F	Opened a loan production office in Mooresville, North Carolina;

F	Redeemed all of the outstanding 7.25% Cumulative Convertible Trust Preferred Securities (SCMFP) on March 12, 2004;

F	Increased common shares outstanding from 8.99 million at year-end 2003 to 17.81 million at the end of the third quarter;

F	Paid an annual cash dividend of $0.11 per share on March 15, 2004.

F	Added to the Russell 3000 Index on June 25, 2004;

F	Completed the acquisition of 2 residential mortgage origination offices from Davidson Mortgage;

F	Merged its two banking units, Southern Community Bank and Trust and The Community Bank into a single bank on October 18, 2004; and

F	Converted core data processors and began in-house item processing for the combined Bank.

     Net interest income for the 3rd quarter rose to record levels despite the continued pressure on our net interest margin. Net interest income rose to $8.8 million, a 55.7% increase over the $5.7 million reported in the same quarter a year ago. Year to date, net interest income rose to $25.9 million from $15.7 million for the first nine months of 2003, a rise of 65.1%, primarily as a result of continued growth in the loan portfolio.

     The Company continues to generate solid fee income levels leading to a 47.0% rise in non-interest income over the third quarter of 2003 and totaled $1.8 million compared to $1.3 million in the prior year period. As for the nine months ended September 30, 2004, non-interest income was $5.2 million as opposed to the $3.9 million reported in the corresponding period of 2003, an increase of 33.9%. Growth in non-interest income during 2004 reflected the contribution made by The Community Bank. Non-interest expense for the quarter increased by 41.0% over the 3rd quarter of 2003 and totaled $6.9 million compared to $4.9 million in the year ago period. This increase is a product of the continued transition of The Community Bank acquisition along with higher staff levels needed to support growth.

     As of September 30, 2004, the Company posted total assets of $1.2 billion, representing growth of $23.0 million, or 2.0% from June 30, 2004 and an increase of $442.6 million, or 58.5% year over year reflecting assets acquired in The Community Bank acquisition and internal growth in the loan portfolio. The Bank’s loan portfolio, net of allowance for loan losses, increased to $764.7 million, an increase of $37.2 million, or 5.1% over the three month period ended June 30, 2004 and an increase of $274.9 million, or 56.1% from September 30, 2003. Total deposits expanded to $838.9 million at September 30, 2004, an increase of $44.1 million over the prior quarter and an increase of $295.0 million from the year ago period.

     The Company’s allowance for loan losses equaled $12.6 million, or 1.62% of total loans and 650% of non-performing loans at September 30, 2004. Credit quality metrics displayed significant improvement as non-performing loans totaled $1.9 million or 0.25% of total loans at quarter-end, in comparison with $2.5 million or 0.34% of total loans as reported for June 30, 2004. Annualized net charge-offs as a percentage of average loans were 0.27% for the quarter ended September 30, 2004, flat with the same period in 2003.

     At September 30, 2004 stockholders’ equity totaled $134.8 million and represented 11.24% of total assets. Stockholders’ equity increased $85.6 million or 173.8% from $49.2 million for the year ago period. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold.

     Southern Community Financial Corporation Chairman, President and Chief Executive Officer F. Scott Bauer commented, “The Community Bank merger has been successfully completed. Synergies have been created through the combined institution which will benefit us in the future. Our people have continued to provide the excellent service which has distinguished Southern Community since we were formed eight years ago.”

     Southern Community Financial is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with eighteen banking offices throughout the Piedmont Triad region of North Carolina.

     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ National Market under the trading symbol SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.

     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

Contact:	F. Scott Bauer, Chairman and CEO (336) 768-8500

Southern Community Financial Corporation
(Amounts in thousands except per share data)
(Unaudited)

	For the three months ended					Nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
Income Statement	2004	2004	2004	2003	2003	2004	2003
Total Interest Income	$13,909	$13,154	$12,849	$9,510	$9,338	$39,912	$26,509
Total Interest Expense	5,061	4,513	4,409	3,945	3,657	13,983	10,806

Net Interest Income	8,848	8,641	8,440	5,565	5,681	25,929	15,703
Provision for Loan Losses	575	717	597	595	465	1,889	1,690
Net Interest Income after Provision for Loan Losses	8,273	7,924	7,843	4,970	5,216	24,040	14,013
Non-Interest Income
Service Charges on Deposit Accounts	828	815	750	373	399	2,393	1,069
Other Income	1,020	965	779	761	858	2,764	2,782

Total Non-Interest Income	1,848	1,780	1,529	1,134	1,257	5,157	3,851
Non-Interest Expense
Salaries and Employee Benefits	3,473	3,525	3,454	2,541	2,549	10,452	7,062
Occupancy and Equipment	1,068	1,040	1,027	786	793	3,135	2,259
Other	2,355	2,161	2,270	1,491	1,550	6,786	4,194

Total Non-Interest Expense	6,896	6,726	6,751	4,818	4,892	20,373	13,515
Income Before Taxes	3,225	2,978	2,621	1,286	1,581	8,824	4,349
Provision for Income Taxes	1,119	1,021	935	450	553	3,075	1,522

Net Income	2,106	1,957	1,686	836	1,028	5,749	2,827

Net Income per Share
Basic	$0.12	$0.11	$0.11	$0.09	$0.12	$0.34	$0.32
Diluted	$0.12	$0.11	$0.10	$0.09	$0.11	$0.33	$0.31

	September 30,	June 30,	March 31,	December 31,	September 30,
Balance Sheet	2004	2004	2004	2003	2003
Assets
Cash and due from Banks	$23,544	$24,447	$19,297	$22,929	$19,571
Federal Funds Sold	1,231	4,349	6,014	271	19,436
Investment Securities	301,736	315,147	322,471	230,757	196,787
Loans	777,368	740,074	704,237	519,746	496,810
Allowance for Loan Losses	(12,629)	(12,567)	(12,125)	(7,275)	(6,948)

Net Loans	764,739	727,507	692,112	512,471	489,862
Bank Premises and Equipment	26,755	25,320	24,730	17,337	18,033
Goodwill	50,351	50,063	50,071	—	—
Other Assets	31,104	29,603	28,295	14,737	13,171

Total Assets	$1,199,460	$1,176,436	$1,142,990	$798,502	$756,860

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	87,118	89,358	89,327	51,868	50,019
Interest Bearing	751,775	705,454	711,946	523,350	493,863

Total Deposits	838,893	794,812	801,273	575,218	543,882
Borrowings	216,557	245,971	202,867	169,527	158,725
Accrued Expenses and Other Liabilities	9,228	6,574	7,775	2,866	5,022

Total Liabilities	1,064,678	1,047,357	1,011,915	747,611	707,629
Total Stockholders’ Equity	134,782	129,079	131,075	50,891	49,231

Total Liabilities and Stockholders’ Equity	$1,199,460	$1,176,436	$1,142,990	$798,502	$756,860

Book Value per Share	$7.57	$7.29	$7.44	$5.66	$5.55

	As of or for the three months ended					As of or for the nine months ended
	September 30,	June 30,	March 31,	December 31,	September 30,	September 30,	September 30,
	2004	2004	2004	2003	2003	2004	2003
Per Share Data:
Basic Earnings per Share	$0.12	$0.11	$0.11	$0.09	$0.12	$0.34	$0.32
Diluted Earnings per Share	$0.12	$0.11	$0.10	$0.09	$0.11	$0.33	$0.31
Book Value per Share	$7.57	$7.29	$7.44	$5.66	$5.55	$7.57	$5.55
Cash dividends paid (1)	—	—	$0.11	—	—	$0.11	—
Selected Performance Ratios:
Return on Average Assets (annualized)	0.71%	0.68%	0.61%	0.43%	0.55%	0.67%	0.56%
Return on Average Equity (annualized)	6.24%	5.97%	5.61%	6.64%	8.25%	5.96%	7.76%
Return on Tangible Equity (annualized) (2)	10.34%	9.94%	9.50%	—	—	10.01%	—
Net Interest Margin	3.28%	3.32%	3.37%	3.05%	3.21%	3.32%	3.32%
Net Interest Spread	3.07%	3.10%	3.15%	2.85%	3.03%	3.10%	3.10%
Non-interest Income as a % of Revenue	17.28%	17.08%	15.34%	16.91%	18.12%	16.59%	19.69%
Non-interest Income as a % of Average Assets	0.62%	0.62%	0.55%	0.59%	0.67%	0.60%	0.77%
Non-interest Expense to Average Assets	2.33%	2.33%	2.45%	2.48%	2.60%	2.36%	2.69%
Efficiency Ratio	64.47%	64.54%	67.72%	71.91%	70.52%	65.54%	69.12%
Asset Quality:
Nonperforming Loans	$1,942	$2,536	$1,132	$769	$1,201	$1,942	$1,201
Nonperforming Assets	$2,972	$2,992	$1,685	$1,041	$1,863	$2,972	$1,863
Nonperforming Loans to Total Loans	0.25%	0.34%	0.16%	0.15%	0.24%	0.25%	0.24%
Nonperforming Assets to Total Assets	0.25%	0.25%	0.15%	0.13%	0.25%	0.25%	0.25%
Allowance for Loan Losses to Period-end Loans	1.62%	1.70%	1.72%	1.40%	1.40%	1.62%	1.40%
Allowance for Loan Losses to Nonperforming Loans (X)	6.50	4.96	10.71	9.46	5.79	6.50	5.79
Net Charge-offs to Average Loans (annualized)	0.27%	0.15%	0.14%	0.21%	0.27%	0.19%	0.32%
Capital Ratios:
Equity to Total Assets	11.24%	10.97%	11.47%	6.37%	6.50%	11.24%	6.50%
Tangible Equity to Total Tangible Assets (3)	7.18%	6.83%	7.23%	—	—	7.18%	—

(1) — Amount is an annual dividend.

(2) — Return on Tangible Equity is annualized net income divided by average equity of $129 million year-to-date and $134 million for the quarter, less intangibles of $52 million.

(3) — Tangible Equity to Total Tangible Assets is period-ending equity less intangibles of $52 million, divided by period-ending assets less intangibles of $52 million.

Management provides the above non-GAAP measures, footnotes (2) and (3), to provide readers with the impact of purchase accounting on key financial ratios.